Exhibit 99.1
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                 ZiLOG LOWERS THIRD QUARTER 2004 EXPECTATIONS


San Jose, CA (September 27, 2004) ZiLOG, Inc. (NASDAQ: ZILG) the creator of the Z80 microprocessor and a leading innovator of integrated 8 bit microcontroller solutions, today announced it is lowering its revenue outlook for the third quarter of 2004. Sales for the third quarter are now expected to be $23 million compared to earlier guidance of $25.5 million. Demand for the company's consumer products is trending below previous expectations. The lower sales reflects lower sell through sales in its Asian distributors and a number of OEM customers pushing their demand from the third to the fourth quarter. We believe the lower sales relates to excess inventory at our customers and we expect it will also impact our fourth quarter and consequently we are cautious and projecting our fourth quarter sales to be in the $22 million to $23 million range. Additionally, we expect sales for the first quarter of 2005 to increase as customers increase their order rates and our new products continue to gain traction.

Total bookings for the third quarter are expected to be approximately $24.5 million including approximately $2 million in embedded flash products. The company expects sales of its embedded flash products in the third quarter to be on track with previous estimates of $1 million to $1.5 million. As previously reported, during the quarter the company closed its 5 inch wafer manufacturing facility in Nampa, Idaho. Third-quarter gross margin is expected to be approximately 46 percent as compared to previous expectations of 49 to
49.5 percent reflecting this transition. The company expects to end the third quarter with cash of approximately $40 million including repayments of $2.4 million in debt and after repurchasing 551,700 shares of stock for $4.3 million in the quarter.

At 1:30 p.m. Pacific (4:30 p.m. Eastern) today, Monday September 27th, 2004, Jim Thorburn, the company's Chief Executive Officer will conduct a conference call with analysts, investors and other interested parties. Access to the call may be completed by dialing (800) 591-6945 (U.S.) or (617) 614-4911
(international) and indicating passcode: 65054635. The webcast is also being distributed in a listen-only mode through ZiLOG's website at www.zilog.com and also over CCBN's Investor Distribution Network at www.companyboardroom.com. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).
The webcast archive will be available on www.zilog.com in the "Company Info/Investor Relations" section. A telephone replay of the conference call will also be available for two weeks after the conference call at (888) 286-8010 (U.S.) and (617) 801-6888 (international) and can be accessed with passcode: 46660090.

                               About ZiLOG, Inc.

ZiLOG, Inc. (NASDAQ: ZILG) is a global supplier of 8-bit micrologic devices. We design, manufacture and market a broad portfolio of these devices for embedded control and communication applications used in our target markets: consumer electronics, home appliances, security systems, point of sales terminals, personal computer peripherals, as well as industrial and automotive applications. We are headquartered in San Jose, California, and employ approximately 520 people worldwide with sales offices throughout Asia, Europe and North America. For more information about ZiLOG and our products, including the eZ80Acclaim! , Z8 Encore!(R) and the CRIMZON microcontroller families, visit the Company's website at: http://www.ZiLOG.com.

                                     # # #

ZiLOG, Z8, Z80, EZ80 Z8 ENCORE! and Encore!XP are registered trademarks of ZiLOG, Inc. in the United States and in other countries. EZ80ACCLAIM! and CRIMZON are trademarks of ZiLOG, Inc. in the United States and in other countries. Other product and or service names mentioned herein may be trademarks of the companies with which they are associated.

Contact:
     Perry Grace
     Chief Financial Officer
     Vice President Finance
     (408) 558-8409

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Source: ZiLOG, Inc. www.ZiLOG.com

This release contains forward-looking statements relating to expectations, plans or prospects for ZiLOG, Inc. that are based upon the current expectations and beliefs of ZiLOG's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. ZiLOG does not expect to, and disclaims any obligation to, update such forward looking statements until release of its next quarterly earnings announcement. ZiLOG, however, reserves the right to update such statements or any portion thereof at any time for any reason.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and any subsequently filed reports. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or from the Company's website at www.ZiLOG.com.